CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
GUGGENHEIM BUILD AMERICA BONDS MANAGED DURATION TRUST
1.	The name of the Trust is Guggenheim Build America Bonds Managed Duration Trust.
2.
Pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Guggenheim Taxable Municipal Managed Duration Trust”. To effect this change, Article 1 of the Certificate of Trust is hereby amended in its entirety to read as follows:

1.	The name of the statutory trust is: GUGGENHEIM TAXABLE MUNICIPAL MANAGED DURATION TRUST (the “Trust”).
3.	This Certificate of Amendment shall be effective as of July ___ 2016.
IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Certificate of Amendment as of the        day of July, 2016.

/s/ Donald C. Cacciapaglia
Name: Donald C. Cacciapaglia
Title: Trustee